Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/Chief Financial Officer	Gregory Gin
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	ggin@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Announces Second Quarter 2006

Financial Results

Q2 Net Revenues Up 67% versus Q2 of 2005

MALVERN, PA (August 2, 2006) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty pharmaceutical company, today announced financial results for the quarter and six months ended June 30, 2006. For the second quarter of 2006, Auxilium reported net revenues of $16.5 million compared to net revenues of $9.8 million in the second quarter of 2005.

“In the second quarter of 2006, Testim® achieved record net revenues and market share for the 13th straight quarter, and we achieved several key milestones in our clinical development and regulatory programs,” said Mr. Armando Anido, Chief Executive Officer. “I want to thank the employees of Auxilium for their untiring energy, spirited enthusiasm and relentless commitment which made these achievements of the second quarter possible.”

Second Quarter 2006 Highlights:

•	Testim continued to gain significant market share, ending the quarter with a 17.6% share of total prescriptions for testosterone gels, up from 13.6% at the end of June 2005, according to National Prescription Audit data from IMS, a leading market research firm.

•	Testim received marketing approval in Canada for the treatment of patients with hypogonadism. Testim is now approved for sale in 16 countries.

•	Auxilium began enrolling patients with hypogonadism in its pivotal Phase III trial of TestoFilm™ (previously referred to as AA2600), the Company’s testosterone replacement transmucosal film product candidate. The multi-center, randomized, open label, controlled trial is designed to evaluate the efficacy and safety of TestoFilm.

•	Auxilium reported positive results of a randomized, placebo-controlled double-blind study of AA4500 in the treatment of Dupuytren’s Disease, also known as Dupuytren’s Contracture. The pivotal study showed that the local injection of AA4500 was highly effective in the treatment of this condition, which involves contracture of joints in the hand that impairs patients’ ability to straighten and move their joints. AA4500 achieved a 91% success rate for the primary endpoint of less than five degrees of contracture in treated joints after up to three injections, compared to a 0% response rate in the placebo group (p<0.001).

•	Auxilium announced the appointment of Armando Anido as Chief Executive Officer and President and member of the Company’s Board of Directors, effective July 17, 2006.

Second Quarter Financial Detail

For the quarter ended June 30, 2006, Auxilium reported net revenues of $16.5 million, an increase of 67% over net revenues of $9.8 million reported for the comparable period of 2005. The net loss for the second quarter of 2006 was $(11.7) million, or $(0.40) per share, compared to a net loss of $(8.6) million, or $(0.41) per share, reported for the second quarter of 2005. As of January 1, 2006, the Company implemented Statement of Financial Accounting Standard No. 123R (SFAS 123R) which requires companies to estimate on grant date the fair value of share-based payment awards to employees and directors, and record compensation expense in their financial statements. The Company’s financial statements for periods prior to 2006 do not include any SFAS 123R costs related to employee or director stock options. As a result of adoption of SFAS 123R, the net loss for the second quarter of 2006 includes additional stock compensation expense of $0.4 million, or $0.01 per share.

Auxilium’s gross margin on net revenues was 73.4% for the second quarter of 2006 and 68.0% for the second quarter of 2005. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The improvement in gross margin reflects the year-over-year price increases, a reduction in the royalty rate paid to the Company’s licensor, and manufacturing cost reductions.

Research and development costs for the second quarter of 2006 were $8.9 million compared with $4.3 million for the comparable year-ago period. The increase in research and development costs was primarily due to the increased spending for development and manufacturing scale up for AA4500 and ongoing investment in developing TestoFilm.

Selling, general and administrative expenses totaled $15.5 million for the quarter ended June 30, 2006 compared with $11.0 million for the year-ago quarter. The increase was primarily due to higher investment in promotional spending, including the costs associated with Auxilium’s co-promotion agreement with Oscient Pharmaceuticals Corp. starting in May 2005 and pre-launch marketing for AA4500, the additional stock compensation expense resulting from the adoption of SFAS 123R and higher severance costs.

At June 30, 2006, Auxilium had $33.3 million in cash, cash equivalents, and short-term investments compared to $44.1 million at March 31, 2006.

Year-to-Date June 30, 2006 Financial Detail

Net revenues for the six months ended June 30, 2006 were $31.4 million compared to $18.6 million for the first half of 2005, a 68% increase. Net revenues for the first half of 2006 include a one-time benefit of $1.2 million recorded in the first quarter of 2006 upon adoption of the wholesaler method of revenue recognition. Excluding this one time increase, net revenues for the first half of 2006 increased 62% over the comparable 2005 period.

For the six months ended June 30, 2006, Auxilium reported a net loss of $(21.4) million, or $(0.73) per share, compared to a net loss of $(20.1) million, or $(0.97) per share, for the first six months of 2005. The net loss for the first half of 2006 was reduced by a one-time benefit of $0.7 million, or $0.02 per share, resulting from the change to the wholesaler method of revenue recognition. As a result of adoption of SFAS 123R, the net loss for the six months ended June 30, 2006 also includes additional stock compensation expense of $0.7 million, or $0.02 per share

Gross margin on net revenues was 73.7 % for the six months ended June 30, 2006, compared to 67.9 % for the comparable 2005 period. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The improvement in gross margin reflects the year-over-year price increases, a reduction in the royalty rate paid to the Company’s licensor, and manufacturing cost reductions.

Research and development costs for the six months ended June 30, 2006 were $17.2 million compared with $13.3 in the year ago period. The increase in research and development expense in the first half of 2006 compared to the first half of 2005 was primarily due to the increased spending for development and manufacturing scale up for AA4500 and ongoing investment in developing TestoFilm.

Selling, general and administrative expenses totaled $28.4 million for the six months ended June 30, 2006 compared with $19.7 million for the year-ago period. The increase was primarily due to higher investment in promotional spending, including the costs associated with Auxilium’s co-promotion agreement with Oscient Pharmaceuticals Corp. starting in May 2005 and pre-launch marketing for AA4500, and the additional stock compensation expense resulting from the adoption of SFAS 123R.

Conference Call

Auxilium will hold a conference call today, August 2, at 10:00 a.m. EST, to discuss second quarter 2006 results. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until August 16, 2006.

Conference call details:

Date:	Wednesday, August 2, 2006
Time:	10:00 a.m. ET
Dial-in (U.S.):	800-565-5442
Dial-in (International):	913-312-1298
Web cast:	http://www.auxilium.com

To access an audio replay of the call:

Access number (U.S.):	888-203-1112
Access number (International):	719-457-0820
Conference ID#:	2241185

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty pharmaceutical company with a focus on developing and marketing products for urology, sexual health and other indications within specialty markets. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 130-person sales and marketing team. Auxilium has five projects in clinical development. Auxilium believes that AA4500, an injectable enzyme, has completed Phase II of development for the treatment of Dupuytren’s Contracture and is in Phase II of development for the treatment of Peyronie’s Disease and Frozen Shoulder Syndrome (Adhesive Capsulitis). Auxilium has begun its pivotal Phase III trial for TestoFilm™, its testosterone replacement transmucosal film product candidate for the treatment of hypogonadism (previously referred to as AA2600). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) is in Phase I of development. The Company is currently seeking a partner to further develop this product candidate. Auxilium has two pain products using its transmucosal film delivery system in pre-clinical development. Auxilium has rights to six additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system, and options to all indications using AA4500 for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the timing for the commencement of various clinical trials for Auxilium’s product candidates during 2006, if at all, and the drivers of Testim sales and market share growth.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	the performance of third-party manufacturers and suppliers;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	difficulties or delays in manufacturing;

•	competition from currently marketed products, generic products, and new products;

•	legislative and regulatory action in the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	increase in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2005, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net revenues	$16,471	$9,839	$31,365	$18,636

Operating expenses:
Cost of goods sold	4,386	3,149	8,237	5,977
Research and development	8,859	4,250	17,227	13,327
Selling, general, and administrative	15,473	11,049	28,379	19,713

Total operating expenses	28,718	18,448	53,843	39,017

Loss from operations	(12,247)	(8,609)	(22,478)	(20,381)
Interest income (expense), net	494	236	1,053	456
Other income (expense), net	7	(216)	6	(216)

Net loss	$(11,746)	$(8,589)	$(21,419)	$(20,141)

Basic and diluted net loss per common share	$(0.40)	$(0.41)	$(0.73)	$(0.97)

Weighted average common shares outstanding	29,244,903	20,751,489	29,227,610	20,659,183

AUXILIUM PHARMACEUTICALS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
Cash, cash equivalents and short term investments	$33,316	$56,730
Working capital	26,552	47,052
Total assets	50,477	72,695
Other long-term liabilities	11,147	11,578
Total stockholders’ equity	20,170	39,873